Exhibit 10.1

CARMAX, INC.
ANNUAL PERFORMANCE-BASED BONUS PLAN
(AS AMENDED AND RESTATED, EFFECTIVE JUNE 26, 2017)

1.    Purpose. The purpose of the CarMax, Inc. Annual Performance-Based Bonus Plan (the “Plan”) is to provide an annual performance based incentive for executive officers who are in a position to contribute materially to the success of the Company and its Subsidiaries.

2.        Definitions.

(a)     “Award” means an award made pursuant to the Plan.

(b)	“Award Schedule” means a schedule established by the Committee setting forth the terms and conditions applicable to an Award.

(c)	“Board” means the Board of Directors of the Company.

(d)
“Change of Control” means the occurrence of either of the following events: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes, or obtains the right to become, the beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board or of the board of directors of any successor to the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Code Section 162(m) Award” means an Award intended to satisfy the requirements of Code Section 162(m) and designated as such in an Award Schedule.

(g)	“Committee” means the committee appointed by the Board as described under Section 5.

(h)	“Company” means CarMax, Inc., a Virginia corporation.

(i)	“Covered Employee” means a covered employee within the meaning of Code Section 162(m)(3).

(j)
“Executive Employee” means all executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) of the Company (or any Parent or Subsidiary of the Company, whether now existing or hereafter created or acquired).

(k)	“Parent” means, with respect to any corporation, a parent of that corporation within the meaning of Code Section 424(e).

(l)	“Participant” means an Executive Employee selected from time to time by the Committee to participate in the Plan.

(m)	“Performance Adjustment” means the percentage(s), as set forth in an award schedule, that will, when multiplied by a Participant’s Target Bonus, determine the amount of a Participant’s Award.

(n)
“Performance Criteria” means the criteria selected by the Committee to measure performance of the Company and/or its Subsidiaries for a Plan Year from among one or more of the following: pre-tax income; after-tax income; gross or net income; CarMax Auto Finance income; operating income; basic or diluted earnings per share; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, amortization and/or rent expense; gross and net revenues; operating revenue; gross and net sales (new, used and/or wholesale); other sales and revenues; comparable store unit sales (new, used and/or wholesale); total vehicle unit sales (new, used and/or wholesale); market share; gross profit; profit margin; cash flow (including free cash flow or operating cash flow); expense ratios; return on assets; return on invested capital; return on equity; stock price; market capitalization; total shareholder return; economic value added or other value added measurements; billings; improvement in or attainment of working capital levels; budget and expense management; attainment of strategic or operational initiatives; and implementation, completion or attainment of measurable objectives with respect to research, development, products, projects, workforce diversity, productivity or customer engagement. Any criterion or criteria selected by the Committee may be measured, as applicable, in absolute terms; in relative terms, including, but not limited, passage of time (such as year-over-year growth) and/or against another company or a comparison group of companies or indices designated by the Committee; on a per-share basis; against the performance of the Company as a whole or one or more identifiable business units, products, lines of business or segments of the Company; on a pre-tax or after-tax basis; and on a U.S. generally accepted accounting principles (“GAAP”) or non-GAAP basis. Any criterion or criteria selected by the Committee may be adjusted by the Committee to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for awards under the Plan and cumulative effects of changes in accounting standards or principles, tax laws, or other laws or regulatory rules affecting results.

(o)
“Performance Goal” means one or more levels of performance as to each Performance Criteria, as established by the Committee, that will result in the Performance Adjustment that is established by the Committee for each such level of performance.

(p)	“Plan Year” means the fiscal year of the Company.

(q)
“Subsidiary” means any business entity (including, but not limited to, a corporation, partnership or limited liability company) of which a company directly or indirectly owns one hundred percent (100%) of the voting interests of the entity unless the Committee determines that the entity should not be considered a Subsidiary for purposes of the Plan. If a company owns less than one hundred percent (100%) of the voting interests of the entity, the entity will be considered a Subsidiary for purposes of the Plan only if the Committee determines that the entity should be so considered.

(r)	“Target Bonus” means the bonus payable to a Participant if there is a 100-percent Performance Adjustment for each Performance Criteria.

3.Eligibility. All present and future Executive Employees shall be eligible to receive Awards under the Plan. The Committee shall have the power and complete discretion to select eligible Executive Employees to receive Awards and to determine for each Participant the terms and conditions and the amount of each Award.

4.        Awards.

(a)
Awards shall be established by an Award Schedule setting forth the Performance Goals for each Performance Criteria, the maximum bonus payable and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan. The Target Bonus for each Executive Employee may be set forth either in the Award Schedule or a separate written agreement between such Executive Employee and the Company or a Subsidiary of the Company. Anything else in this Plan to the contrary notwithstanding, the aggregate maximum amount payable under the Plan to any Participant in any Plan Year shall be $5,000,000.

(b)
The Committee shall establish the Performance Goals for each Plan Year, and for any Code Section 162(m) Awards, these Performance Goals shall be established in writing within the first ninety (90) days of each Plan Year (or such other period as may be permitted for Awards paid for such Plan Year to be treated as performance-based compensation under Code Section 162(m)). The Committee shall also determine the extent to which each Performance Criteria shall be weighted in determining Awards. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Award to Award and Plan Year to Plan Year. For Code Section 162(m) Awards, the Committee may

increase, but not decrease, any Performance Goal during a Plan Year only to the extent permitted under Code Section 162(m).

(c)
The Committee shall establish for each Award the percentage of the Target Bonus for such Participant payable at specified levels of performance, based on the Performance Goal for each Performance Criteria and the weighting established for such criteria. Subject to the limitation set forth in Section 4(a), the Award payable to any Participant may range from zero (0) to two hundred percent of the Participant’s Target Bonus, depending upon whether, or the extent to which, the Performance Goals have been achieved. All such determinations regarding the achievement of any Performance Goals will be made by the Committee; provided, however, that the Committee may not increase during a Plan Year the amount of the Award that would otherwise be payable upon achievement of the Performance Goal or Goals. Notwithstanding the terms of any Award or the achievement of any Performance Goal or Goals, the Committee may adjust downward the amount payable pursuant to such Award upon attainment of the Performance Goals.

(d)
The actual Award for a Participant will be calculated by multiplying the Participant’s Target Bonus by the Performance Adjustments in accordance with the Award. All calculations of actual Awards shall be made by the Committee.

(e)
Awards will be paid, in a lump sum cash payment, as soon as practicable after the close of the Plan Year for which they are earned, but in no event later than the May 15th immediately following the last day of the applicable Plan Year; provided, however, that no Awards shall be paid except to the extent that the Committee has certified in writing that the Performance Goals have been met. Notwithstanding the foregoing provisions of this Section 4(e), the Committee shall have the right to allow Participants to elect to defer the payment of Awards subject to such terms and conditions as the Committee may determine in accordance with Code Section 409A.

(f)
Whenever payments under the Plan are to be made, the Company and/or the Subsidiary will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

(g)
Nothing contained in the Plan will be deemed in any way to limit or restrict the Company, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

5.     Administration. The Plan shall be administered by a Committee, which shall be appointed by the Board, consisting of not less than two members of the Board. Subject to paragraph (d) below, the Committee shall be the Compensation and Personnel Committee unless the Board shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Award the Committee deems appropriate to achieve the objectives of the Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a)
The Committee shall have the power and complete discretion to determine (i) which Executive Employees shall receive an Award and the nature of the Award, (ii) the amount of each Award, (iii) the time or times when an Award shall be granted, (iv) the terms and conditions applicable to Awards, and (v) any additional requirements relating to Awards that the Committee deems appropriate.

(b)
The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c)
A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d)	All members of the Committee must be “outside directors” as described in Code Section 162(m).

(e)	The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee.

(f)
As to any Code Section 162(m) Awards, it is the intent of the Company that this Plan and any Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, the applicable requirements of Code Section 162(m). If any provision of this Plan or if any Code Section 162(m) Award would otherwise conflict with the intent expressed in this Section 5(f), that provision to the extent possible shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code Section 162(m) Award.

(g)
The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Criteria, Performance Goals, the weightings thereof, and Target Bonuses.

6.     Change of Control. In the event of a Change of Control of the Company, in addition to any action required or authorized by the terms of an Award Schedule, the Committee may, in its sole discretion, take any of the following actions, subject to any required deferrals in accordance with Code Section 409A, as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants: (a) accelerate time periods for purposes of vesting in, or receiving any payment with regard to, any outstanding Award, or (b) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Change of Control. Any such action approved by the Committee shall be conclusive and binding on the Company and all Participants.

7.    Nontransferability of Awards. An Award shall not be assignable or transferable by the Participant except by will or by the laws of descent and distribution.

8.    Termination, Modification, Change. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that changes the Performance Criteria, or materially increases the maximum potential benefits for Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Awards as it deems appropriate to cause Awards to meet the requirements of Code Section 162(m), and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Award previously granted to him.

9.     Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or any Award Schedule will require the Company or its Subsidiaries, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company or its Subsidiaries maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under the Plan other than as unsecured general creditors of the Company and its Subsidiaries, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

10.     Liability of Company. Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Schedule. Neither the Company nor a Subsidiary, nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. Status as an eligible Executive Employee shall not be construed as a commitment that any Award will be made under this Plan to such eligible Executive Employee or to eligible Executive Employees generally. Nothing contained in this Plan or in any Award Schedule (or in any other documents related to this Plan or to any Award or Award Schedule) shall confer upon any Executive Employee or Participant any right to continue in the employ or other service of the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person’s compensation or other benefits.

11.     Interpretation. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof. The Plan, the Award Schedules and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

12.     Clawback. Notwithstanding any other provisions in this Plan, any Award that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and in compliance with Code Section 409A.

13.     Effective Date of the Plan. This amended and restated Plan shall be effective only upon the approval by the shareholders of the Company and shall be effective for the Company’s fiscal year ending February 28, 2018 and each of the next four succeeding fiscal years of the Company unless sooner terminated by the Board in accordance with Section 8.

IN WITNESS HEREOF, this instrument has been executed as of the 26th day of June, 2017.

CARMAX, INC.
By: /s/ Thomas W. Reedy
Thomas W. Reedy Executive Vice President and Chief Financial Officer